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                 NEW ENGLAND ENERGY INCORPORATED
                       Statement of Income
                 Periods Ended September 30, 1998
(expressed in millions, rounded to hundred thousands of dollars)
                (Unaudited, Subject to Adjustment)
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                                                Quarter                 Nine Months
                                                -------                 -----------

Other income/(expense):
 Interest expense                                       $ -  $(.2)
                                                               ---  ----
      Net loss                                                      $ -                   $(.2)
                                                                    ===                   ====

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